                            QUOTA PURCHASE AGREEMENT

                           Dated as of April 13, 1999

                                  by and among

                            STARMEDIA NETWORK, INC.,

                           STARMEDIA DO BRASIL LTDA.,

                           QUOTAHOLDERS OF KD SISTEMAS
                              DE INFORMACAO LTDA.,

                                   KD SISTEMAS
                               DE INFORMACAO LTDA.

                                       and

                            INDIVIDUALS LISTED HEREIN

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      THIS QUOTA PURCHASE AGREEMENT (with Schedules and Exhibits attached hereto and made part of, this "Agreement"), dated as of April 13, 1999, is by and among STARMEDIA NETWORK, INC., a Delaware corporation (the "Parent"), STARMEDIA DO BRASIL LTDA., a Brazilian sociedade por quotas de responsabilidade limitada (the "Buyer"), KD SISTEMAS DE INFORMACAO LTDA., a Brazilian sociedade por quotas de responsabilidade limitada (the "Company"), GGV2000 SISTEMAS DE INFORMACAO LTDA., a Brazilian sociedade por quotas de responsabilidade limitada ("GGV2000"), GUSTAVO GUILLERMO VIBERTI, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro at Av. Nossa Senhora de Copacabana n(0) 827, suite 1101, bearer of Identity Card R.G. No. 0.997.199 and enrolled with the C.P.F. under No. 885.816.757-00 ("Viberti"), FABIO GONCALVES DE OLIVEIRA, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro at Praia de Botafogo, 526, suite 1402 Rio de Janeiro, bearer of Identity Card R.G. No. 06.619.743-5 and enrolled with the C.P.F. under No. 822.139.607-72 ("Oliveira," together with GGV2000 and Viberti, each a "Seller" and collectively, the "Sellers"), GUILLERMO JOSE VIBERTI, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Barao de Mesquita n(0) 850, suite 203, bearer of Identity Card R.G. No. W 549.579-U and enrolled with the C.P.F. under No. 527.932. 577, ROTHKO EMPREENDIMENTOS PARTICIPACOES E ASSESSORIA LTDA., a limited liability company with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Averida Passos n. 101-11(0) andar-parte, enrolled with Taxpayers' General Registry (CGC-MF) under the number 35.794.346/0001-93, herein represented by its managing partner, MARCOS SPINOLA MONTENEGRO, Brazilian citizen, single, engineer, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at rua Afranio de Melo Franco, n(0) 70 - apto. 101, bearer of Identity Card R.G. No. W 79-1-04372-0 issued by CREA-RJ, and enrolled with Individual Taxpayers' Registry (CPF-MF) under the number 627.685.737-87, CARLOS AUGUSTO MONTENEGRO, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro, at Epitacio Pessoa, n(0) 2244, suite 801, bearer of Identity Card R.G. No. 2.894.894 and enrolled with the C.P.F. under No. 316.943.147-15, LUIS PAULO SAADE MONTENEGRO, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Barao de Jaguaribe n(0) 313, suite 102, bearer of Identity Card R.G. No. W 4.008.913-8 and enrolled with the C.P.F. under No. 630.578.917-72 and JOSE CAETANO PAULA DE LACERDA, resident and domiciled in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua General Tasso Fragoso n(0) 33, Bl 01, suite 301, bearer of Identity Card R.G. No. W
774.383 SSP/BA and enrolled with the C.P.F. under No. 111.439.085-20 (each, including Viberti and Oliveira, a "Former Quotaholder," and collectively along with Viberti and Oliveira, the "Former Quotaholders"). Each of the Former Quotaholders and the Sellers shall hereinafter sometimes be referred to individually as a "Quotaholder" and collectively as the "Quotaholders."

      WHEREAS, the Buyer, the Parent, the Former Quotaholders and the Company have entered into a Quota Purchase Agreement, dated as of March 14, 1999 (the "Former Quota Purchase Agreement"), pursuant to which the Former Quotaholders have agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Former Quotaholders, all of the issued and outstanding quotas of the Company (the "Company Quotas");

      WHEREAS, Section 11.11 of the Former Quota Purchase Agreement permits the Former Quotaholders to transfer, in one or a series of transfers (a "Transfer"), the Company Quotas to any Brazilian company which is wholly owned, directly or indirectly, by the Former Quotaholders, provided that, such transferees shall be obligated to sell the Company Quotas to the Buyer;

      WHEREAS, pursuant to Section 11.11 of the Former Quota Purchase Agreement, the Former Quotaholders have transferred, or caused to be transferred, to the Sellers, the Company Quotas and the Sellers are the beneficial and record holders of the Company Quotas; and

      WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Company Quotas, upon the terms and subject to the conditions of this Agreement; and

      NOW, THEREFORE, in reliance upon the representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                          SALE AND PURCHASE OF QUOTAS

                  Sale and Purchase of Quotas.

            At the closing provided for in Section 2.01 (the "Closing") and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Company Quotas in consideration of a purchase price (the "Purchase Price") equal to:

               Six Million U.S. Dollars (US$6,000,000), subject to adjustments, if any, as set forth in Sections 1.02(b) and (d), payable to the Sellers as provided in Section 1.02(a) (the "Guaranteed Payment"); and

               the additional amounts specified in Schedule 1.01(b) attached hereto, subject to the conditions and adjustments set forth therein and in
Section 1.02(d), payable to the Sellers as provided in Section 1.02(c) (the "Additional Payments"), which amounts shall be calculated by the Buyer no later than March 15, 2000 (the "Calculation Date"). The sale and purchase of the Company Quotas hereunder and the other transactions contemplated by this Agreement and the Transaction Agreements (as defined in Section 1.04) shall hereinafter be referred to collectively as the "Transactions."

                  Payment of Price.

      The Parent and the Buyer shall pay to the Sellers the Purchase Price as set forth in this Section 1.02.

                Closing Payment. (i) At the Closing, the Buyer shall deliver to the Sellers Five Million U.S. Dollars (US$5,000,000) in immediately available funds by check or by wire transfer to an account designated by the Sellers no less than two (2) business days prior to the Closing Date (as defined in Section 2.01).

                 (ii)The balance of the Guaranteed Payment, an amount equal to One Million U.S. Dollars (US$1,000,000), subject to adjustment, if any, as set forth in Sections 1.02(b) and (d) (the "Balance Payment"), shall be paid to the Sellers out of the Escrow Funds (as hereinafter defined) as provided in Section 1.02(b)(ii) on March 31, 2000 (the "Balance Payment Date").

                Escrow Deposit. At the Closing, the Parent shall deposit with the Chase Manhattan Bank, a New York state chartered bank (the "Escrow Agent"), an amount equal to Four Million U.S. Dollars (US$4,000,000) (together with any additional amounts added thereto or subtracted therefrom, the "Escrow Funds") to secure the Balance Payment, the Additional Payments and the Quotaholders' obligation to indemnify the Buyer Indemnitees (as defined in Section 9.01) under this Agreement. The Escrow Funds shall be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement"). In addition, if the amount of the Additional Payments, as calculated by the Buyer pursuant to Schedule 1.01(b), exceeds Three Million U.S. Dollars (US$3,000,000), the Parent shall, no less than ten (10) business days after the Calculation Date, deposit such excess amount with the Escrow Agent, which amount shall be added to the Escrow Funds. In the alternative, if the amount of the Additional Payments, as calculated by the Buyer pursuant to Schedule 1.01(b), is less than Three Million U.S. Dollars (US$3,000,000), the Parent and the Sellers shall, and hereby agree to, execute and deliver to the Escrow Agent, no less than ten (10) business days after the Calculation Date, a joint written instruction, instructing the Escrow Agent to release and distribute immediately to the Parent an amount equal to the difference between the amount of the Additional Payments as calculated by the Buyer pursuant to Schedule 1.01(b) and Three Million U.S. Dollars (US$3,000,000).

                    Subject to Sections 1.02(b)(iv) and 1.02(d), the Parent and the Sellers shall, and hereby agree to, execute and deliver to the Escrow Agent, no less than five (5) business days prior to the Balance Payment Date, a joint written instruction, instructing the Escrow Agent to release and distribute to the Sellers on the Balance Payment Date, the Balance Payment or that amount of the Balance Payment available in the event that the Escrow Funds have been reduced pursuant to either Section 1.02(b)(iv) or Section 1.02(d).

                    Subject to Sections 1.02(b)(iv) and 1.02(d), the Parent and the Sellers shall, and hereby agree to, execute and deliver to the Escrow Agent, no less than five (5) business days prior to each Additional Payment Date (as hereinafter defined), a joint written instruction, instructing the Escrow Agent to release and distribute to the Sellers, on the respective Additional Payment Date, that amount of the Additional Payments due and payable on such date or that amount of such Additional Payment available in the event that the Escrow Funds have been reduced pursuant to either Section 1.02(b)(iv) or Section 1.02(d).

                    In the event that a Buyer Indemnitee believes that he is entitled to indemnification by the Quotaholders under this Agreement and such Buyer Indemnitee has complied with the notice provisions set forth in Sections 9.05, 9.06 or 9.07, the Sellers and the Parent shall, and hereby agree to execute and deliver to the Escrow Agent, no more than ten (10) business days after receipt by the Quotaholders of a notice of such claim from a Buyer Indemnitee, a joint written instruction, instructing the Escrow Agent to release and distribute immediately to such Buyer Indemnitee, the amount of such claim or the remaining balance of the Escrow Funds in the event that the amount of such claim exceeds the amount of the Escrow Funds then available. Amounts paid to a Buyer Indemnitee out of the Escrow Funds pursuant to this Section 1.02(b)(iv), shall first be deemed to come from the Balance Payment and then from the Additional Payments, which amounts shall constitute an adjustment to the Balance Payment or the Additional Payments, as the case may be, and with respect to which the Parent and the Buyer shall have no further obligation to the Sellers.

               Additional Payments. The Buyer shall pay to the Sellers the Additional Payments, if any, in three (3) equal installments on March 31, 2000, March 31, 2001 and March 31, 2002 (each an "Additional Payment Date"). The Additional Payments, if any, shall be delivered to the Sellers in immediately available funds by wire transfer to an account designated by the Sellers no less than two (2) business days prior to such dates.

               Adjustment to Balance Payment and Additional Payments. (i) If either Viberti or Oliveira breach his respective employment agreement entered into with the Buyer pursuant to Section 1.04 of this Agreement, the entire amount of the Balance Payment and the Additional Payments shall be reduced by twenty-one and six tenths percent (21.6%). If both Messrs. Viberti and Oliveira breach their employment agreements, the entire amount of the Balance Payment and the Additional Payments shall be reduced by forty-three and two tenths percent (43.2%).

            (ii) The Sellers and the Parent shall, and hereby agree to execute and deliver to the Escrow Agent, no more than ten (10) business days after receipt of a written notice from the Buyer stating that either Mr. Viberti or Mr. Oliveira or both, has breached his respective employment agreement, a joint written instruction, instructing the Escrow Agent to release and distribute to the Parent, that amount of the Escrow Funds by which the Balance Payment and the Additional Payments have been reduced pursuant to Section 1.02(d)(i).

               Late Payments. With respect to the Balance Payment or any Additional Payment that is due and payable to the Sellers and not the subject of any dispute, the payment of which is more than ninety (90) days late, the Buyer shall pay to the Sellers a late fee equal to five tenths percent (0.5%) per month for every month that such payment has not been paid after the date that such payment became due and payable to the Sellers.

                  Delivery of Quotas.

      At the Closing, the Sellers shall deliver to, or cause to be delivered to, the Buyer all of the Company Quotas by means of executing the appropriate amendment to the Company Articles (as defined in Section 3.01) in proper form for transfer, and with all appropriate seals or stamps affixed, as required by any applicable statute, law, ordinance, rule or regulation ("Applicable Law").

                  Transaction Agreements.

            At the Closing, in addition to this Agreement and the Escrow Agreement, the parties hereto shall execute and deliver, or cause to be executed and delivered, the following agreements, which agreements are referred to herein collectively as the "Transaction Agreements."

               The Sellers shall cause each of the Company executives listed on
Schedule 1.04 attached hereto to execute and deliver an employment agreement (the "Employment Agreements"), dated as of the Closing Date, by and between each such executive and the Buyer or an Affiliate of the Buyer, substantially in the form of Exhibit A attached hereto and (ii) each of the Former Quotaholders listed on Schedule 1.04 shall execute and deliver a non-competition agreement (the "Non-Competition Agreements") dated as of the Closing Date, by and between each such Former Quotaholder and the Buyer, substantially in the form of Exhibit B attached hereto; and

               The Buyer shall execute and deliver the Non-Competition Agreements and shall execute and deliver or cause to be executed and delivered, the Employment Agreements.

                                   CLOSING

                  Closing Date.

      The Closing of the sale and purchase of the Company Quotas contemplated hereby shall take place at the offices of Barbosa, Mussnich & Aragao, Avenida Almirante Barroso 52, 32nd Floor, 20031-000 Rio de Janeiro, Brazil, at 4:00 p.m. local time, on April 13, 1999, or such other place, time or date as the Buyer and the Sellers may agree to in writing. The time and date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

        Representations and Warranties of THE SELLERS AND the Company

      The Sellers, the Former Quotaholders and the Company each represent and warrant, jointly and severally, to the Buyer as follows:

                  Organization, Standing and Power.

               The Company is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and the failure to so qualify could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined in Section 11.03(a)) on the Company. The Company has delivered to the Buyer true and complete copies of the articles of association of the Company, as amended to the date of this Agreement (as so amended, the "Company Articles").

               Each of GGV2000, CAPGV Sistemas de Informacao S/A ("CAPGV") and Rothko Empreendimentos Participacoes e Assessoria Ltda. ("Rothko," together with GGV2000 and CAPGV, each a "Transferee" and collectively, the "Transferees") is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted. Each Transferee is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and the failure to so qualify could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on such Transferee. The Sellers have delivered to the Buyer true and complete copies of the articles of association of each Transferee, as amended to the date of this Agreement.

                  Company Subsidiares; Equity Interests.

            Except as set forth on Schedule 3.02 the Company has no Subsidiaries (as defined in Section 11.03(a)) and does not own, directly or indirectly, any quotas or capital stock, membership interest, partnership interest, joint venture interest or other ownership interest in any Person (as defined in Section 11.03(a)).

                  Capital Structure.

              The capital of the Company is equivalent to One Hundred Ten Thousand Reais (R$110.000,00) and is divided into One Hundred Ten Thousand (110.000) quotas, each worth One Real (R$ 1,00), all of which are issued and outstanding.

               Except as set forth above, no quotas or other voting securities of the Company have been issued, are reserved for issuance or are outstanding. The Sellers are the record owners of all of the Company Quotas. All outstanding quotas of the Company Quotas are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, subscription right or any similar right under any provision of any Applicable Law, the Company Articles, or any contract to which any Seller or the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the quotaholders of the Company may vote ("Voting Company Debt"). There are not any options, warrants, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional quotas or other equity interests in, or any security convertible or exercisable for or exchangeable into any quotas of or other equity interest in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Company Quotas. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any quotas of the Company.

               Each Seller represents and warrants that such Seller has good and valid title to the number of Company Quotas set forth next to such Seller's name on Schedule 1.01(a) attached hereto, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind whatsoever (collectively, "Liens"). GGV2000 represents and warrants that it acquired good and valid title to the Company Quotas set forth next to its name on Schedule 1.01(a), pursuant to a cisao of CAPGV duly authorized by CAPGV's quotaholders in compliance with Applicable Law and CAPGV's Articles of Association. Each Seller further represents and warrants that, other than this Agreement, no Company Quotas are or may become subject to any Lien or voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such quotas. Upon the delivery of the Company Quotas in the manner contemplated under this Agreement, the Buyer will acquire the beneficial and legal, valid and indefeasible title to the Company Quotas, free and clear of all Liens.

                  Authority; Execution and Delivery; Enforceability.

            The Company has all requisite corporate power and authority to execute this Agreement and each of the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and each Transaction Agreement to which it is a party, and this Agreement and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

               Each Seller has all requisite power, corporate and otherwise, and authority to execute this Agreement. The execution and delivery by the Sellers of this Agreement and the consummation of the Transactions has been duly authorized by all necessary corporate action on the part of GGV2000. Each Seller has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

               Each Former Quotaholder represents and warrants he has the requisite capacity to enter into this Agreement and each Transaction Agreement to which he is a party and to consummate the transactions contemplated by this Agreement and each Transaction Agreement to which he is a party, and this Agreement and the Transaction Agreements to which he is a party have been duly executed and delivered by him and constitutes his valid and binding obligation, enforceable against him in accordance with their terms.

                  No Conflicts; Consents.

      The execution and delivery by the Company, the Sellers and the Former Quotaholder of this Agreement and each Transaction Agreement to which such person or entity is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Articles, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which the Company is a party or by which any of its properties or assets are bound or (iii) subject to the filings and other matters referred to in the following sentence, any judgment, order or decree ("Judgment") or any Applicable Law applicable to the Company or its properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which it is a party or the consummation of the Transactions.

                  Financial Statements; Undisclosed Liabilities.

               Schedule 3.06 sets forth (i) the unaudited balance sheet of the Company as at December 31, 1998 (the "Balance Sheet"), and the unaudited statement of income and cash flows of the Company for the period ended December 31, 1998, together with the notes to such financial statements (collectively, the "1998 Financial Statements"), and (ii) the unaudited balance sheet of the Company as at February 28, 1999, and the unaudited statement of income and cash flows of the Company for the period ended February 28, 1999, together with the notes to such financial statements (the financial statements described in clauses (i) and (ii) above, together with the notes to such financial statements, collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles in Brazil ("GAAP") (except in each case as described in the notes thereto) and on that basis accurately present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

               The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except
(i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for items set forth in Schedule 3.06 and (iii) for liabilities and obligations for Taxes (as defined in Section 3.08(a)).

                  Absence of Certain Changes or Events.

      From the date of the Balance Sheet, the Company has conducted its business only in the ordinary course, substantially and consistently in the same manner as previously conducted, and during such period there has not been any:

               event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               declaration, setting aside or payment of any dividend or other distribution (whether in cash, quotas or property) with respect to the Company Quotas or any repurchase for value by the Company of any of the Company Quotas;

               split, combination or reclassification of the Company Quotas or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for the Company Quotas;

               (i) granting, or agreement to grant, by the Company to any employee, director or executive officer of the Company of any increase in compensation, except as was required under employment agreements in effect as of the date of the Balance Sheet and delivered to the Buyer, or (ii) any granting by the Company to any such employee, director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the Balance Sheet and delivered to the Buyer;

               any change in accounting methods, principles or practices by the Company materially affecting the combined consolidated assets, liabilities or results of operations of the Company, taken as a whole, except insofar as may have been required by a change in GAAP;

               any incurrence of Indebtedness (as defined in Section 11.03(a));
or

               any capital expenditure or expenditures that, individually, is in excess of R$20.000,00 or, in the aggregate, are in excess of R$40.000,00.

                  Taxes.

            For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add on minimum, franchise, license, capital, intangible, service, premium, mining, ICMS, IPI, COFINS, PIS, CSLL, ISS, IPTU, IR, IOF, transfer, sales, value added, use, ad valorem, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding and similar taxes or governmental charges of any kind whatsoever (including interest, penalties, additions to taxes or additional amounts with respect to any of the foregoing);
(ii) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; and (iii) "Returns" shall mean returns, reports or forms, including information returns.

               Except as disclosed on Schedule 3.08, the Company and each Transferee has filed or caused to be filed in a timely manner (within any applicable extension periods) all Returns required to be filed and each such Return is true, complete and correct.

               Except as disclosed on Schedule 3.08, the Company and each Transferee has timely paid or adequately accrued, or has caused to be timely paid or adequately accrued, all Taxes, whether or not shown to be due on any such Return described in Section 3.08(b).

               All Taxes that the Company and each Transferee is required to withhold or collect have been duly withheld or collected and timely paid to the appropriate Governmental Entity to the extent due and payable.

               Except as set forth in Schedule 3.08, no deficiencies for any Taxes have been proposed, threatened, asserted or assessed against the Company or any Transferee, and no requests for waivers of the time to assess any Taxes exist on any of the Company's or any Transferee's assets.

               Except as disclosed in Schedule 3.08, there is no action, suit, proceeding, investigation, audit or claim currently pending or threatened regarding any Taxes of the Company or any Transferee or any group of which the Company or any Transferee is a member.

               There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Returns required to be filed by or on behalf of the Company or any Transferee, and neither the Company nor any Transferee has requested any extension of time within which to file any Return, which Return has not yet been filed.

               Except as disclosed in Schedule 3.08, neither the Company nor any Transferee is a party to any agreement with respect to Taxes.

                  Company Benefits Matters.

               Except as set forth on Schedule 3.09, the employees of the Company are not tenured, or entitled to any termination benefits in excess of those provided for in the labor legislation, and all of them have opted for the FGTS (Unemployment Compensation Fund). Except as set forth on Schedule 3.09, through the Closing Date, the Company has not been served process or received notice of any labor suits, claims or disputes between the Company and its employees and those renderors of services, or between the Company and the unions with which its employees are affiliated. Schedule 3.09 sets forth a full list of all the employees of the Company, with title or function, current salary and other benefits (date granted), as well as their vacation status.

               The Company has not established any retirement plan for any of its employees. Except as set forth on Schedule 3.09, the Company has not established any benefits, bonus or profit participation program for any of its employees, including, but not limited to, any quota purchase or quota purchase option plans or agreements.

               All FGTS and INSS payments and withholdings were timely made under applicable laws regarding the Company's employees for all periods ending on or prior to the Closing Date.

                  Litigation.

      There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or directly affecting the Company (and none of the Sellers nor the Company is aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any Judgment outstanding against the Company that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  Compliance with Applicable Laws.

      The Company is (and during the past five (5) years has been) in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written communication during the past three (3) years from any Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Law.

                  Environmental Matters.

            The Company is not in violation of any applicable environmental protection rules, permits, ordinances, normative rulings, laws, regulations and requirements issued by the appropriate federal, state or local agencies (collectively, the "Environmental Regulations"), and has all authorizations, licenses, approvals, certificates, permits and municipal, state and federal government authorizations required to operate and exercise its activities. To the knowledge of the Company, there are no acts, facts, omissions and/or events that may result in an action, proceeding or investigation as regards the Company's compliance with the Environmental Regulations, nor is there any such action, proceeding or investigation currently under way. All of the Company's headquarters, manufacturing facilities, branches, agencies, offices, warehouses and/or deposits (both bonded and otherwise), if any, are in compliance with the Environmental Regulations. There has been no discharge, unloading, spill, emission, injection, leakage, storage or release in any real property used by the Company, or in the environment or third-party properties, of any toxic or hazardous substances.

                  Real Property.

            Schedule 3.13 sets forth each and every parcel of real property or interest in real estate held under a lease or used by, or necessary for the conduct of the business of, the Company (the "Real Property"). The Company owns no real property and has no interest in any real estate other than the Real Property. The Sellers have heretofore delivered to the Buyer complete and correct copies of each and every of the following, if any, in the possession of the Sellers or the Company: leases of the Real Property and all documents relating thereto, including any amendments thereto and any assignment thereof.

               Except as set forth in Schedule 3.13, the Company:

                        is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no defaults by it as tenant thereunder; and

                        has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to the business of the Company.

               None of the Sellers, the Company nor the Former Quotaholders has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting the Real Property, and to the best knowledge of the Company, no such proceeding has been threatened or commenced.

               All of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to liability under Applicable Law.

               The buildings and other improvements of each parcel included in the Real Property do not encroach on any easements or on any land not included within the boundary lines of such Real Property and there are no neighboring improvements encroaching on such Real Property, except for such of the foregoing as do not and will not individually or in the aggregate interfere with the current and proposed use(s) of such Real Property in the business.

               The current use of the Real Property does not violate or conflict with (i) any covenants, conditions or restrictions applicable thereto, or (ii) the terms and provisions of any contractual obligations relating thereto.

                  Intellectual Property.

            Schedule 3.14 sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company. With respect to registered trademarks, Schedule 3.14 sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 3.14, the Company owns, and the Company has the exclusive right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all Intellectual Property and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. The Company has all rights to Intellectual Property as are necessary in connection with the business of the Company as currently conducted.

               The Company has not granted any options, licenses or agreements of any kind relating to the Intellectual Property or the marketing or distribution thereof. The Company is not bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person, except as set forth in Schedule 3.14 and except for agreements relating to computer software licensed to the Company in the ordinary course of business. Subject to the rights of third parties set forth in Schedule 3.14, all Intellectual Property is free and clear of the claims of others and of all Liens. The conduct of the business of the Company as currently conducted does not violate, conflict with or infringe the Intellectual Property of any other Person. Except as set forth in Schedule 3.14, (i) no claims are pending or, to the knowledge of the Company, threatened, against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) during the past two (2) years, the Company has not received any communications alleging that the Company has violated any rights relating to the Intellectual Property of any Person.

               The Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industries of the Company to protect rights of like importance. All former and current members of management and key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of software or other Intellectual Property (collectively, "Personnel"), have executed and delivered to the Company a proprietary information agreement restricting such Person's right to disclose proprietary information of the Company, and its respective clients. No former or current Personnel have any claim against the Company in connection with such Person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which patents or applications have not been assigned to the Company, with such assignment duly recorded in Brazil at the Brazilian Institute of Industrial Property.

                  Contracts.

      Except as set forth in Schedule 3.15, the Company is not a party to or bound by any:

               employment agreement or employment contract that has an aggregate future liability in excess of R$20.000,00 and is not terminable by the Company by notice of not more than thirty (30) days for a cost of less than R$30.000,00;

               employee collective bargaining agreement or other contract with any labor union;

               covenant of the Company not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company that materially impairs the operation of the business of the Company, as currently conducted;

               agreement, contract or other arrangement with (i) any quotaholder or any Affiliate or (ii) any officer, director or employee of the Company, or any Affiliate of any quotaholder (other than employment agreements covered by clause (a) above);

               lease, sublease or similar agreement with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (i) any property owned, leased or used by the Company or (ii) any portion of any premises otherwise occupied by the Company;

               lease or similar agreement with any Person under which (i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned, leased or used by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of R$10.000,00 and is not terminable by the Company by notice of not more than thirty (30) days for a cost of less than R$15.000,00;

               (i) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (ii) management, service, consulting or other similar type of contract or (iii) advertising agreement or arrangement, in any such case, which has an aggregate future liability to any Person in excess of R$10.000,00 and is not terminable by the Company by notice of not more than thirty (30) days for a cost of less than R$15.000,00;

               agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person in any such case which, individually, is in excess of R$10.000,00;

               agreement, contract or other instrument under which (i) any Person

(including the Company) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of R$10.000,00;

               agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in any such case which, individually, is in excess of R$10.000,00;

               mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any property of the Company;

               agreement or instrument providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company or any predecessor Person; or

               other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or businesses is bound or subject, which has an aggregate future liability to any Person in excess of R$10.000,00 and is not terminable by the Company by notice of not more than thirty (30) days for a cost of less than R$15.000,00.

All agreements, contracts, leases, licenses, commitments or instruments of the Company listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally, general principles of equity and the discretion of courts in granting equitable remedies. The Company has performed all material obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  Insurance.

      The Company does not maintain any insurance policies in connection with the Company. No insurance policies are required by Applicable Law and the absence of such insurance has not had and will not in the future have a Material Adverse Effect on the Company.

                  Employee and Labor Matters.

      Except as set forth on Schedule 3.17, the Company is not a party to, or engaged in negotiating, any collective bargaining agreement. The Company is not the subject of any claim which is pending or, to the knowledge of the Company, threatened, asserting that the Company has committed an unfair labor practice or seeking to compel the Company to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving the Company is pending or, to the knowledge of the Company, threatened, and there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  Customer Accounts Receivable.

            All customer accounts receivable of the Company, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. To the knowledge of the Company, all such customer accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. The Company has good and marketable title to its accounts receivable, free and clear of all Liens. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any notes or accounts receivable of the Company, except for write-offs in the ordinary course of business and consistent with past practice which have not had, either individually or in the aggregate, a Material Adverse Effect on the Company.

                  Licenses; Permits.

      The Company possesses all material licenses, permits and authorizations issued or granted to the Company by Governmental Entities which are necessary or desirable for the conduct of the business of the Company. All such licenses, permits and authorizations are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof, and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement, the other Transaction Agreements or the consummation of the Transactions. All such licenses, permits and authorizations that are held in the name of any employee, officer, director, quotaholder, agent or otherwise on behalf of the Company shall be deemed included under this warranty.

                  Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors.

      Schedule 3.20 sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those Persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those Persons entitled to act thereunder, (iii) a true and correct list of all powers of attorney granted by the Company and those Persons authorized to act thereunder and (iv) a true and correct list of all officers and directors of the Company.

                  Transactions with Affiliates.

      Other than the Transaction Agreements, after the Closing no Seller, Former Quotaholder or Affiliate of the Company will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company. No Seller, Former

Quotaholder or Affiliate of the Company has any direct or indirect ownership interest in any Person in which the Company has any direct or indirect ownership interest or with which the Company competes or has a business relationship. No Seller, Former Quotaholder or Affiliate of the Company provides any material services to the Company.

                  Corporate Name.

      The Company (i) has the exclusive right to use its name as the name of a corporation in any jurisdiction in which the Company does business, and the only jurisdiction in which the Company does business is Brazil and (ii) the Company has not received any notice of conflict during the past two (2) years with respect to the rights of others regarding the corporate name of the Company. No Person is currently authorized by the Company to use the name of the Company.

                  Customers.

      Except for the customers named in Schedule 3.23, the Company does not have any customer to which it made more than five percent (5%) of its sales during its most recent full fiscal year and the period ended on the date of this Agreement. Except as set forth in Schedule 3.23, since the date of the Balance Sheet, there has not been (i) any material adverse change in the business relationship of the Company with any customer named in Schedule 3.23 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two (2) years, the Company has not received any customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business which have not, and are not likely to have, individually or in the aggregate, a Material Adverse Effect.

                  Personal Property.

            Schedule 3.24 sets forth (i) the tangible physical assets of the Company that do not constitute Real Property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures) and that have a value in excess of R$10.000,00 per item or per category of items and the location of such items; (ii) individual refundable deposits, prepaid expenses, deferred charges and "other assets" in excess of R$10.000,00 or R$20.000,00 in the aggregate; and (iii) all loans or advances made by the Company to any Person in excess of R$10.000,00.

               The Company has good title to all of the tangible physical assets of the Company that do not constitute Real Property, free and clear of all Liens. The Company has valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the businesses of the Company as now being conducted.

               The machinery, tools, equipment and other tangible physical assets of the Company (other than items of inventory), taken as a whole, are in good working order, normal wear and tear excepted, are being used or are useful in the business of the Company at its present level of activity and constitute all of the assets necessary to conduct the business of the Company as now being conducted.

                  Brokers; Schedule of Fees and Expenses.

      No broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any Seller or any Former Quotaholder.

                  Entire Business.

      No Seller, Former Quotaholder or Affiliate of the Company owns any assets that are used exclusively by the Company, or that are necessary for the conduct of the Company's businesses as conducted on the date of this Agreement.

                  Liabilities.

      There exists no debt, obligation or liability of, or with respect to, any Transferee that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any Transferee, nor is there any Judgment outstanding against any Transferee that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on any Transferee.

                  Disclosure.

               No representations or warranties by the Sellers or the Company in this Agreement, including the Schedules, and no statement contained in any document furnished or to be furnished by any Seller, any Former Quotaholder or the Company to the Buyer, the Parent or any representative of either, pursuant to the provisions hereof or in connection with the transactions contemplated hereby (including, without limitation, the Financial Statements, certificates, or other writing), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to any Seller, any Former Quotaholder, which has or could have a Material Adverse Effect on the Company which has not been set forth in this Agreement, including the Financial Statements (including the footnotes thereto), any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of any Seller, any Former Quotaholder, the Company or by any director or officer of the Company or GGV2000 in connection with the transactions contemplated by this Agreement.

               The Sellers, the Former Quotaholders and the Company have furnished or caused to be furnished to the Buyer complete and correct copies of all agreements, instruments and documents set forth on any Schedule or underlying a disclosure set forth on any Schedule. Each of the Schedules is complete and correct.

                  Knowledge.

      The term "knowledge of the Company" shall mean the knowledge of any director, officer, quotaholder or key employee of the Company, after due inquiry.

                  Representations and Warranties of THE BUYER

      The Buyer represents and warrants to the Sellers as follows:

                  Organization, Standing and Power.

      The Buyer is duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to conduct its businesses as currently conducted.

                  Authority; Execution and Delivery; Enforeceability.

      The Buyer has all requisite corporate power and authority to execute this Agreement and each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement and each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the Buyer. The Buyer has duly executed and delivered this Agreement and each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  Consents.

      No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which the Buyer is a party or the consummation of the Transactions, other than (i) compliance with and such filings as may be required under applicable environmental laws, (ii) such immaterial Consents as may be required under the laws of any jurisdiction in which the Company is qualified to do business and (iii) those that may be required solely by reason of the Company (as opposed to any third party's) participation in the transactions contemplated hereby.

                  Covenants Relating to Conduct of Business

               Conduct of Business by the Company.

      Except as expressly permitted by this Agreement, from the date of this Agreement to the Closing Date, the Sellers shall cause the Company to, and the Company shall, conduct its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Closing Date. In addition, and without limiting the generality of the foregoing, except as expressly permitted by this Agreement or set forth in Schedule 5.01, from the date of this Agreement to the Closing Date, the Company shall not do any of the following without the prior written consent of Buyer:

               (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its quotas, (ii) split, combine or reclassify any of its quotas or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its quotas or (iii) purchase, redeem or otherwise acquire any quotas of the Company or any other securities thereof or any rights, warrants or options to acquire any such quotas or other securities;

               issue, deliver, sell or grant (i) any quotas of the Company (ii) any Voting Company Debt or other voting securities or (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such quotas, Voting Company Debt or voting securities or convertible or exchangeable securities;

               amend the Company Articles;

               acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

               (i) grant to any employee or renderor of services, officer or director of the Company any increase in compensation, except to the extent required under employment agreements in effect as of the date of the Balance Sheet, (ii) grant to any employee, officer or director of the Company any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the Balance Sheet, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement;

               make any change in accounting methods, principles or practices materially affecting the reported combined consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                 except as set forth in Schedule 5.01 attached hereto, sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

               (i) incur any Indebtedness (except for short-term borrowings incurred in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any Indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

               make or agree to make any new capital expenditure or expenditures that, individually, is in excess of R$20.00,00 or, in the aggregate, are in excess of R$50.000,00;

               make any Tax election or settle or compromise any material Tax liability or refund;

               pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Balance Sheet (or the notes thereto), (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party; or

               authorize any of, or commit or agree to take any of, the foregoing actions.

                  Other Actions.

      The parties hereto shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party as set forth in this Agreement or any Transaction Agreement to which it is a party, that are qualified as to materiality, becoming untrue, or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

                  Advice of Changes.

      The Sellers, the Company and the Former Quotaholders shall notify the Buyer orally and in writing of (i) any representation or warranty made by them contained in this Agreement that is qualified as to materiality, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any change or event or impending occurrence of any change or event of which either of them has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, could result, in any of the conditions to the Closing, set forth in Article VII, not being satisfied. No such notification given pursuant to this Section 5.03 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  Declarations; Certificates.

      (a) With respect to each of GGV2000 and CAPGV, the Sellers, no more than sixty (60) day after the Closing Date, shall deliver to the Buyer copies of: (i) updated certificates issued by the notary public responsible for the registration of unpaid debts in the administrative region(s) where each of GGV2000 and CAPGV has maintained its establishments since its date of organization (Certidao Negativa de Cartorios de Protesto de Titulos); (ii) certificates attesting to the non-occurrence of any debt (Social Security Contributions Clearance) issued by the Institute of Financial Administration of Social Security (IAPAS), under the name of each of GGV2000 and CAPGV in each city where each has maintained its respective establishment (Certidao Negativa de Debitos - CND); (iii) certificates of payment of federal taxes and contributions (Income Tax (IR), Excise Tax (tax on manufactured products (IPI), social contribution on the net profit (CSL), National Institute of Social Security Contribution (INSS), Government Severance Indemnity Fund for Employees
(FGTS), Tax for Social Security Financing (Social Contribution on Billings) (COFINS), Contribution to Employee's Profit Participation Program (Certidao de Quitacao de Tributos Federais - CQTF), state taxes and contributions, municipal Taxes and tributes, Services Tax (ISS), issued under the name of each of GGV2000 and CAPGV (Certidao de Quitacao de Tributos Municipais); and (iv) certificates of non-pending administrative and judicial lawsuits with respect to each of GGV2000 and CAPGV (Certidao Negativa dos Distribuidores Civeis Estadual e Federal ).

      (b) In the event that the Sellers shall not have delivered to the Buyer any declaration or certificate that they are required to deliver to the Buyer pursuant to Section 5.04(a), by the date that is sixty (60) days after the Closing Date, the Sellers shall pay to the Buyer an amount equal to Five Thousand U.S. Dollars (US$5,000) per day for each day after such sixtieth (60th) day that any such declaration or certificate has not been delivered.

                  Year 2000 Compliance.

      As soon as reasonably possible after the Closing, the Buyer and the Sellers will cooperate to ensure that the software and systems, including all equipment used by the Company is Year 2000 Compliant. "Year 2000 Compliant" means that neither the performance nor functionality of the software and systems, including all equipment of the Company, will be adversely affected by dates prior to, during or after the year 2000. The Buyer and the Sellers shall ensure that the software and systems, including all equipment, used by the Company, are capable of providing the following functions without any additional processing, with the same degree of timeliness, efficiency and accuracy as on or before December 31, 1999, and all software and systems have been tested to verify that they are Year 2000 Compliant:

               effectively process date information before, on and after January 1, 2000;

               function accurately and without interruption before, on and after January 1, 2000, without any change in operation associated with the advent of the year 2000, the new century or the leap year in the year 2000;

               respond to two-digit year input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner;

               process two-digit year information in ways that are similarly unambiguous as to century; and

               store and provide output of date information in ways that are similarly unambiguous as to century.

                            Additional Agreements

               Access to Information; Confidentiality.

      The Sellers shall cause the Company to afford to the Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer, reasonable access during normal business hours, during the period prior to the Closing Date, to all the properties, books, contracts, commitments, personnel and records of the Company and, during such period, shall furnish promptly to the Buyer (i) a copy of each report, schedule and other document filed by it during such period with any Governmental Entity and (ii) all other information concerning its business, properties and personnel as the Buyer may reasonably request. No investigation by the Buyer shall affect the representations and warranties of any party hereto. Except as required by law, the Sellers shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person) and shall use its best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the Buyer.

                  Best Efforts; Notification.

      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements.

                  Right to Withdraw Funds.

      The Company shall pay to the Sellers or an Affiliate of the Sellers designated by them, an amount of money equal to the lesser of (i) US$320,000 and
(ii) the retained earnings reflected on the 1998 Financial Statements and certified by one of the accounting firms generally referred to as the "big six;" provided, however, that such date shall not be earlier than the date sixty (60) days following the Closing Date, nor later than March 1, 2000.

                  Fees and Expenses.

      All fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

                  Public Announcements.

      The Buyer, on the one hand, and the Company and the Sellers, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law.

                  1999 Audit.

      The Buyer shall cause the Company to contract with one of the accounting firms generally referred to as the "big six" to audit the Company's 1999 financial statements in accordance with GAAP, which audit shall be completed not later than March 15, 2000.

                            Conditions Precedent

                  Conditions to Each Party's Obligation to Consummate the Transactions.

      The respective obligation of each party to consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation shall be in effect; provided, however, that, subject to Section 6.02, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

               Transaction Agreements. All the Transaction Agreements shall have been executed and delivered by the respective parties to such agreements and be in full force and effect.

                  Conditions to Obligations of the Buyer and the Parent.

      The obligations of the Buyer and the Parent to consummate the ent. Transactions are further subject to the following conditions:

                Representations and Warranties. The representations and warranties set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. The Buyer and the Parent shall have received from each of the Sellers, the Company and the Former Quotaholders, a certificate dated as of the Closing Date and respectively signed by the Sellers, an appropriate officer of the Company and the Former Quotaholders, to such effect.

               Performance of the Obligations of the Sellers and the Company. The Sellers, the Company and the Former Quotaholders (i) shall have performed in all material respects all obligations (other than obligations pursuant to Section 5.03) required to be performed by it under this Agreement at or prior to the Closing Date and (ii) shall have performed all obligations pursuant to
Section 5.03, at or prior to the Closing Date. The Buyer shall have received from each of the Sellers, the Company and the Former Quotaholders, a certificate dated as of the Closing Date and respectively signed by the Sellers, an appropriate officer of the Company and the Former Quotaholders, to such effect.

               Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

               No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other Person, in each case, that has a reasonable likelihood of success, (i) challenging the acquisition by the Buyer of the Company Quotas, seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from any of the parties hereto any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company or the Buyer of any material portion of the business or assets of the Company or the Buyer, or to compel the Company or the Buyer to dispose of or hold separate any material portion of the business or assets of the Company or the Buyer, as a result of the Transactions, (iii) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of, the Company Quotas, including the right to vote the Company Quotas on all matters properly presented to the quotaholders of the Company, (iv) seeking to prohibit the Buyer from effectively controlling in any material respect the business or operations of the Company or
(v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company.

               Consents. All consents of third parties necessary on the part of the Buyer, the Sellers or the Company, to the execution and delivery of this Agreement and the consummation of the Transactions and to permit the continued operation of the respective businesses of the Buyer and the Company in substantially the same manner after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

               Resignations. The resignations of each director and officer of the Company that have been previously requested by the Buyers shall have been delivered to the Buyer.

               Opinions of Counsel. The Buyer shall have received (i) an opinion dated the Closing Date of Escritorio Villemor Amaral Advogados, counsel to the Former Quotaholders, the Sellers and the Company ("EVA"), substantially in the form of Exhibit D attached hereto and with respect to such other matters as the Buyer shall reasonably request and (ii) an opinion of EVA dated the Closing Date, with respect to the legality and validity of the Transfers permitted under
Section 11.11 of the Former Quota Purchase Agreement, substantially in the form of Exhibit E attached hereto.

               Opinion of Arthur Andersen S/C. The Buyer shall have received an opinion letter from Arthur Andersen S/C with respect to the validity of the Transfers permitted under Section 11.11 of the Former Quota Purchase Agreement, the form and substance of which are acceptable to the Buyer.

               Satisfactory Investigation. The Buyer shall have completed its investigation of (i) the business, assets and financial conditions of the Company and it legal status, (ii) the terms and conditions of any Transfer permitted under Section 11.11 of the former Quota Purchase Agreement and (iii) the business, assets and financial conditions of the Transferees and legal status of each, and in each case the Buyer shall have been satisfied with the results thereof.

               Declarations; Certificates. With respect to Rothko, the Sellers shall have provided to the Buyer copies of: (i) updated certificates issued by the notary public responsible for the registration of unpaid debts in each administrative region where Rothko has maintained its establishments since its date of organization (Certidao Negativa de Cartorios de Protesto de Titulos);
(ii) certificates attesting to the non-occurrence of any debt (Social Security Contributions Clearance) issued by the Institute of Financial Administration of Social Security (IAPAS), under the name of Rothko in each city where Rothko has maintained its establishment (Certidao Negativa de Debitos - CND); (iii) certificates of payment of federal taxes and contributions (Income Tax (IR), Excise Tax (tax on manufactured products (IPI), social contribution on the net profit (CSL), National Institute of Social Security Contribution (INSS), Government Severance Indemnity Fund for Employees (FGTS), Tax for Social Security

Financing (Social Contribution on Billings) (COFINS), Contribution to Employee's Profit Participation Program (Certidao de Quitacao de Tributos Federais - CQTF), state taxes and contributions, municipal Taxes and tributes, Services Tax (ISS), issued under the name of Rothko (Certidao de Quitacao de Tributos Municipais); and (v) certificates of non-pending administrative and judicial lawsuits with respect to Rothko (Certidao Negativa dos Distribuidores Civeis Estadual e Federal).

                  Conditions to Obligation of the Sellers.

      The obligation of the Sellers to consummate the Transactions is further subject to the following conditions:

               Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct (determined without regard for any qualification as to materiality or Material Adverse Effect), and the representations and warranties of the Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date, as though made on the Closing Date. The Sellers shall have received a certificate signed on behalf of the Buyer by an appropriate officer of the Buyer to such effect.

               Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Sellers shall have received a certificate signed on behalf of the Buyer by an appropriate officer of the Buyer to such effect.

                      Termination, Amendment and Waiver

                  Termination.

      This Agreement may be terminated at any time prior to the Closing Date:

               by mutual written consent of the Buyer and each of the Sellers;

               by either the Buyer or each of the Sellers:

                       if the Transactions are not consummated on or before April [30], 1999 (the "Outside Date"), unless the failure to consummate the Transactions is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                       if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the

      Transactions, and such order, decree, ruling or other action shall have become final and nonappealable.

               by the Buyer, if any condition to the obligation of the Buyer to consummate the Transactions set forth in Section 7.02 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by the Buyer, or by the Sellers, if any condition to the obligation of the Sellers to consummate the Transactions, set forth in Section 7.03 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by the Sellers.

                  Effect of Termination.

      In the event of termination of this Agreement by either the Buyer or the Sellers as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto other than the last sentence of Section 6.01, Section 6.04, this Section
8.02 and Article IX and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

                  Amendment.

      This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Extension; Waiver.

      At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                               Indemnification

                  Tax Indemnification.

               Each Quotaholder shall be jointly and severally liable for and shall indemnify the Buyer and its Affiliates (including the Company) and each of their respective officers, directors, employees, quotaholders, stockholders, agents and representatives (the "Buyer Indemnitees") and hold them harmless from and against (i) all liability for Taxes of the Company for the Pre-Closing Tax Period, irrespective of whether any such liability was disclosed by the Quotaholders or discovered by the Buyer prior to the Closing,
(ii) any liability for Taxes attributable to a breach by the Company, the Sellers or the Former Quotaholders of their respective obligations under this Agreement or any Transaction Agreement and (iii) all liability for reasonable legal fees and expenses for any item attributable to any item in clause (i) or
(ii) above. Notwithstanding the foregoing, the Quotaholders shall not indemnify and hold harmless the Buyer Indemnitees from any liability for Taxes attributable to any action taken after the Closing by the Buyer or any of its Affiliates (including the Company) (a "Buyer Tax Act").

               In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                    real, personal and intangible property Taxes and any other Taxes not measured in whole or in part by reference to income or revenues of the Company ("Property Taxes") allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                    the Taxes of the Company other than Property Taxes allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

                    the Quotaholders' indemnity obligation in respect of Taxes for a Straddle Period shall initially be fulfilled by the payment by the Sellers to the Buyer of the excess of (A) such Taxes for the Pre-Closing Tax Period over (B) the amount of such Taxes for the Pre-Closing Tax Period paid by the Sellers or any of its Affiliates (other than the Company) at any time, plus the amount of such Taxes for the Pre-Closing Tax Period paid by the Company on or prior to the Closing Date. The Sellers shall initially pay such excess amounts to the Buyer within thirty
      (30) days after the Return with respect to the liability for such Taxes is required to be filed (or, if later, is actually filed). If the amount of such Taxes paid by the Sellers or any of their Affiliates (other than the Company) at any time exceeds the amount payable by the Sellers pursuant to the preceding sentence, the Buyer shall pay to the Sellers the amount of such excess within thirty (30) days after the Return with respect to the liability for such Taxes is required to be filed.

                  Other Indemnification by the Sellers.

            Except as relates to Taxes, for which the sole indemnification is provided in Section 9.01, each Quotaholder shall jointly and severally indemnify the Buyer Indemnitees against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from:

                    any breach of any representation or warranty of the Sellers, the Company or the Former Quotaholders contained in this Agreement, the Transaction Agreements or in any certificate delivered pursuant hereto;

                    any breach of any covenant of the Sellers, the Company or the Former Quotaholders contained in this Agreement or any Transaction Agreement; or

                    any Transfer permitted under Section 11.11 of the Former Quota Purchase Agreement.

                  Other Indemnification by the Buyer.

      Except as relates to Taxes, for which the sole indemnification is provided in Section 9.01, the Buyer shall indemnify the Sellers against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered pursuant hereto, or (ii) any breach of any covenant of the Buyer contained in this Agreement.

                  Termination of Indemnification.

      The obligations to indemnify and hold harmless a party hereto (i) pursuant to Section 9.01, shall terminate ninety (90) days after the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (ii) pursuant to Sections 9.02(i) and 9.03, shall terminate when the applicable representation or warranty terminates pursuant to Section 11.01 and (iii) pursuant to the other clauses of Sections
9.02 and 9.03 shall not terminate; provided, however, that as to clauses (i) and
(ii) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

                  Procedures Relating to Indemnification for Third Party Claims (other than Tax Claims).

            In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than indemnification for a Tax Claim under Section 9.01 which shall be governed by Section 9.09) in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within five (5) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof.

               If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

                  Procedures Related to Indemnification for Other Claims (other than Tax Claims under Section 9.01).

      In the event any indemnified party should have a claim against any indemnifying party under Section 9.02 or 9.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section
9.02 or 9.03, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

                  Procedures Relating to Indemnification of Tax Claims.

              If a claim shall be made to an indemnified party by any taxing authority, which, if successful, might result in an indemnity payment pursuant to Section 9.01 (a "Tax Claim") by any indemnifying party, the indemnified party shall promptly notify the indemnifying party in writing of such Tax Claim. Failure to give notice of a Tax Claim shall not affect the rights of the indemnified party, any of its Affiliates or any of its respective officers, directors, employees, stockholders, agents or representatives, to indemnification unless the indemnifying party's position is materially prejudiced as a result thereof.

               With respect to any Tax Claim relating to a Pre-Closing Tax Period (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period), the Sellers shall control all audits or proceedings taken in connection with such Tax Claim; provided, however, that the Buyer shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of the Buyer, any of its Affiliates or the Company for any period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of the Buyer, neither the Sellers nor any Affiliate of the Sellers shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the Buyer, any of its Affiliates, or the Company for any period ending after the Closing Date.

                                 Tax Matters

                  Responsibility for Preparation and Filing of Returns and Amendments.

      For any Straddle Period, the Buyer shall timely prepare and file or cause to be timely prepared and filed with the appropriate authorities, all Returns required to be filed by the Company and shall pay, or cause to be paid, all Taxes shown to be due on such Returns; provided that, the Sellers or the Former Quotaholders shall reimburse the Buyer (in accordance with the procedures set forth in Section 9.01) for any amount owed by the Sellers pursuant to Section
9.01 with respect to the taxable periods covered by such Returns.

               For any taxable period of the Company that ends on or before the Closing Date, the Sellers shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities, all Returns required to be filed by the Company, and shall pay or cause to be paid, all Taxes shown to be due on such Returns. To the extent that they relate to the Company, all such Returns shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). The Buyer and the Sellers agree to cause the Company to file all Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Return filed on that basis.

                  Cooperation.

      After the Closing Date, the Buyer and the Sellers shall provide each other, and the Buyer shall cause the Company to provide the Sellers, with such cooperation and information relating to the Company as either party reasonably may request in
(i) filing any Return, amended Return or claim for refund, (ii) determining any Tax liability or a right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. The parties shall retain, and the Buyer shall cause the Company to retain, all Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such Returns and other documents are offered and delivered to the Sellers or the Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 10.02 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither the Sellers nor the Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 10.02.

                  Transfer Taxes.

      All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers, and the Sellers and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

                             General Provisions

                  Survival of Representations and Warranties.

      The representations and warranties in this Agreement or in any other document delivered in connection herewith shall survive the Closing solely for purposes of Section 9.02 and 9.03 of this Agreement and shall terminate at the close of business on the date that is three (3) years after the Closing Date except for (i) Section 3.08 which shall survive the Closing until ninety (90) days after the expirations of the applicable statute of limitations (giving effect to any extension thereof) and (ii) the representations and warranties set forth in Section 3.01, 3.03, 3.04 or 3.28 which shall not terminate. This
Section 11.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

                  Notices.

      All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be delivered by hand or sent by telefax or sent postage prepaid, by registered, certified or express mail or a reputable overnight courier service and shall be deemed given when so delivered by hand or telefax or if by mail, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service) by the parties at the following addresses or telefax numbers (or at such other address or telefax numbers for a party as shall be specified by like notice):

                if to the Buyer or the Parent, to:

                StarMedia do Brasil Ltda.
                Avenida dos Nacoes Unidas
                12251 - 1508/1509
                Sao Paolo, SP
                Telefax: 5511-3043-7507
                Attention: Indio Brasileiro Guerra Neto

                with copy to:

                StarMedia Network, Inc.
                29 West 36th Street
                New York, NY  10018
                Telefax:  (212) 631-9100
                Attention: Steve Heller

                and with a copy to:

                Winthrop, Stimson, Putnam & Roberts
                One Battery Park Plaza
                New York, NY  10004
                Telefax: (212) 858-1500
                Attention: Justin Macedonia, Esq.

                if to the Sellers or the Former Quotaholders, to:

                Fabio Goncalves de Oliveira
                Av. Rui Barbosa 170, Bl 1, 4(0) floor
                Rio de Janeiro - RJ
                Telefax: 55 (021) 553.5777

                with a copy to:

                Gustavo Guillermo Viberti
                Av. Rui Barbosa 170, Bl 1, 4(0) floor
                Rio de Janeiro - RJ
                Telefax: 55 (021) 553.5777
                if to the Company, to:

                KD Sistemas de Informacao Ltda.
                Av. Rui Barbosa, 170-Bloco B1-4(degree) andar
                22250-020-Flamengo
                Rio de Janeiro - RJ
                Telefax:55 (021) 553.5777
                Attention: Gustavo Viberti and Fabio G. de Oliveira

                with a copy to:

                Escritorio Villemor Amaral Advogados
                Rua da Gloria, No 290, 14(0) floor
                Rio de Janeiro - RJ
                Telefax:55 (021) 224.1608
                Attention: Jose Roberto Faveret

                  Definitions

               With respect to the defined terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and the neuter, and vice versa, as the context requires.

      "Affiliate" of any Person means (i) another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and (ii) that Person's spouse, estate, personal representative as lineal descendants or any trust for the benefit of such Person or such Person's spouse or such Person's lineal descendants or any entities controlled by such Person.

      "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) (other than forward or spot foreign currency exchange contracts entered into in the ordinary course of business consistent with past practice), (ix) all letters of credit issued for the account of such

Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

      "Material Adverse Effect" means (i) for any party, a material adverse effect on the business, assets, condition (financial or otherwise), prospects, or results of operations of such party and its subsidiaries, taken as a whole and (ii) in the case of the Company, also means a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements to which it is a party or on the ability of the Company to consummate the Transactions.

      "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

      "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty (50%) percent or more of the equity interests of which) is owned directly or indirectly by such first Person.

               The following terms have the meanings set forth in the Sections set forth below:

       Term                                         Section
       ----                                         -------
       Additional Payments                          1.01(b)
       Additional Payment Date                      1.02(c)
       Affiliate                                    11.03(a)
       Balance Payment                              1.02(a)
       Balance Payment Date                         1.02(a)
       Balance Sheet                                3.06(a)
       Buyer                                        Preamble
       Buyer Indemnitees                            9.01(a)
       Buyer Tax Act                                9.01(a)
       Calculation Date                             1.01(b)
       Closing                                      1.01
       Closing Date                                 2.01
       Company                                      Preamble
       Company  Articles                            3.01
       Company  Quotas                              Preamble
       Consent                                      3.05
       Contracts                                    3.15
       Employment Agreements                        1.04
       Environmental Regulations                    3.12(a)
       Escrow Agent                                 1.02(b)

       Escrow Agreement                             1.02(b)
       Escrow Funds                                 1.02(b)
       Financial Statements                         3.06(a)
       Former Quotaholders                          Preamble
       GAAP                                         3.06
       GGV2000                                      Preamble
       Guaranteed Payment                           101(a)
       Governmental Entity                          3.05
       Indebtedness                                 11.03(a)
       indemnified party                            9.05
       Intellectual Property                        3.14(a)
       Judgment                                     3.05
       knowledge of the Company                     3.29
       Liens                                        3.03(c)
       Material Adverse Effect                      11.03
       Newco                                        11.11
       Newco Agreement                              11.11
       Non-Competition Agreements                   1.04(a)
       Outside Date                                 8.01(b)(i)
       Parent                                       Preamble
       Person                                       11.03(a)
       Personnel                                    3.14(c)
       Pre-Closing Tax Period                       3.08(a)
       Property Taxes                               9.01(b)(i)
       Purchase Price                               1.01
       Real Property                                3.13(a)
       Returns                                      3.08(a)
       Seller and Sellers                           Preamble
       Straddle Period                              9.01(b)
       Subsidiary                                   11.03(a)
       Tax and Taxes                                3.08(a)
       Tax Claim                                    9.07
       Third Party Claim                            9.05
       Transactions                                 1.01
       Transaction Agreements                       1.05
       Transfer                                     Preamble
       Transferee and Transferees                   3.01
       Quotaholder and Quotaholders                 Preamble
       Year 2000 Compliant                          5.05
       Voting Company Debt                          3.03(b)
       1998 Financial Statements                    3.06(a)

                  Interpretation.

      When a reference is made in this Agreement to a Section, such reference shall be to a

Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule hereto. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any Schedule shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

                  Severability.

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Counterparts.

      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Entire Agreement; No Third-Party Beneficiaries.

      This Agreement and the other Transaction Agreements, taken together, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, (ii) except for the Former Quota Purchase Agreement and (iii) except for the provisions of this Agreement and the other Transaction Agreements that are not intended to confer upon any Person other than the parties any rights or remedies.

                  Assignment.

      Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any other purported assignment without consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Governing Law.

      This Agreement shall be governed and construed in accordance with the laws of the

Federative Republic of Brazil, especially articles 639 and 640 of the Brazilian Code of Civil Procedure, as well as articles 461 and 632 of the new wording pursuant to Laws 8952 and 8953/94, in case of default on the obligations provided for herein.

                  Enforcement.

      The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Court of the Judicial District of Rio de Janeiro, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Court of the Judicial District of Rio de Janeiro in the event any dispute arises out of any Transaction Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Court of the Judicial District of Rio de Janeiro.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.


                                       STARMEDIA NETWORK, INC.

                                       By:
                                          Name: Fernando Espuelas
                                          Title: CEO and Chairman


                                       STARMEDIA DO BRASIL LTDA.

                                       By:
                                          Name: Fernando Espuelas
                                          Title: CEO and Chairman

                                       By:
                                          Name: Indio Brasileiro Guerra Neto
                                          Title: General Manager Brazil


                                       KD SISTEMAS DE INFORMACAO LTDA.

                                       By:
                                          Name: Fabio Goncalves de Oliveira
                                          Title: Director

                                       By:
                                          Name: Gustavo Guillermo Viberti
                                          Title: Director

                                       SELLERS

                                       GGV2000 SISTEMAS DE INFORMACAO LTDA.

                                       By:
                                          Name: Fabio Goncalves de Oliveira
                                          Title: Director

                                       By:
                                          Name: Gustavo Guillermo Viberti
                                          Title: Director


                                       Gustavo Guillermo Viberti

                                       Fabio Goncalves de Oliveira

                                       FORMER QUOTAHOLDERS

                                       Gustavo Guillermo Viberti

                                       Fabio Goncalves de Oliveira

                                       Guillermo Jose Viberti

                                       _________________________________________
                                       Marcos Montenegro, individually

                                       Carlos Augusto Montenegro

                                       Luis Paulo Montenegro

                                       Jose Caetano Lacerda


                                       Rothko Empreendimentos Participacoes e
                                       Assessoria Ltda.

                                       By:
                                          Name: Marcos Montenegro
                                          Title: Managing Partner

WITNESS:

By:
   Atademes Branco Pereira
   RG. 98477069-4 IFP
   CPF. 036.762.147-90


WITNESS:

By:
   Paula Secaf Adde
   RG. 08467069 SSP-SP
   CPF. 049.623.868-08

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                          SALE AND PURCHASE OF QUOTAS

Section 1.01       Sale and Purchase Quotas                                    2

Section 1.02       Payment of Purchase Price                                   2

Section 1.03       Delivery of Quotas                                          4

Section 1.04       Transaction Agreements
                                                                               4
                                   ARTICLE II

                                    CLOSING

Section 2.01       Closing Date                                                5

                                  ARTICLE III

         Representations and Warranties of THE SELLERS AND the Company

Section 3.01       Organization, Standing and Power                            5

Section 3.02       Company Subsidiaries; Equity Interests                      6

Section 3.03       Capital Structure                                           6

Section 3.04       Authority; Execution and Delivery; Enforceability           7

Section 3.05       No Conflicts; Consents                                      7

Section 3.06       Financial Statements; Undisclosed Liabilities               8

Section 3.07       Absence of Certain Changes or Events                        8

Section 3.08       Taxes                                                       9

Section 3.09       Company Benefit Matters.                                   10

Section 3.10       Litigation.                                                10

Section 3.11       Compliance with Applicable Laws.                           10

Section 3.12       Environmental Matters.                                     10

Section 3.13       Real Property.                                             11

Section 3.14       Intellectual Property.                                     12

Section 3.15       Contracts.                                                 12

Section 3.16       Insurance.                                                 14

Section 3.17       Employee and Labor Matters.                                14

Section 3.18       Customer Accounts Receivable.                              14

Section 3.19       Licenses; Permits.                                         15

Section 3.20       Accounts; Safe Deposit Boxes; Powers of Attorney;
                     Officers and Directors.                                  15

Section 3.21       Transactions with Affiliates.                              15

Section 3.22       Corporate Name.                                            15

Section 3.23       Customers.                                                 15

Section 3.24       Personal Property.                                         16

Section 3.25       Brokers; Schedule of Fees and Expenses.                    16

Section 3.26       Entire Business.                                           16

Section 3.27       Liabilities.                                               16

Section 3.28       Disclosure.                                                16

Section 3.29       Knowledge.                                                 17

                                   ARTICLE IV

                  Representations and Warranties of THE BUYER

Section 4.01       Organization, Standing and Power.                          17

Section 4.02       Authority; Execution and Delivery; Enforceability.         17

Section 4.03       Consents.                                                  17

                                   ARTICLE V

                   Convenants Relating to Conduct of Business

Section 5.01       Conduct of Business by the Company.                        18

Section 5.02       Other Actions.                                             19

Section 5.03       Advice of Changes.                                         19

Section 5.04       Declarations; Certificates.                                20

Section 5.05       Year 2000 Compliance.                                      20

                                   ARTICLE VI

                             Additional Agreements

Section 6.01       Access to Information; Confidentiality.                    21

Section 6.02       Best Efforts; Notification.                                21

Section 6.03       Right to Withdraw Funds.                                   22

Section 6.04       Fees and Expenses.                                         22

Section 6.05       Public Announcements.                                      22

Section 6.06       1999 Audit.                                                22

                                  ARTICLE VII

                              Conditions Precedent

Section 7.01       Conditions to Each Party's Obligation to Consummate
                     the Transactions.                                        22

Section 7.02       Conditions to Obligations of the Buyer and
                     the Parent.                                              22

Section 7.03       Conditions to Obligations of the Sellers.                  24

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

Section 8.01       Termination.                                               25

Section 8.02       Effect of Termination.                                     25

Section 8.03       Amendment.                                                 26

Section 8.04       Extension; Waiver.                                         26

                                   ARTICLE IX

                                Indemnification

Section 9.01       Tax Indemnification.                                       26

Section 9.02       Other Indemnification by the Sellers.                      27

Section 9.03       Other Indemnification by the Buyer.                        27

Section 9.04       Terminiation of Indemnification.                           27

Section 9.05       Procedures Relating to Indemnification for Third
                     Party Claims (other than Tax Claims).                    28

Section 9.06       Procedures Related to Indemnification for Other
                     Claims (other than Tax Claims under Section 9.01).       28

Section 9.07       Procedures Relating to Indemnification of Tax Claims.      29

                                   ARTICLE X

                                  Tax Matters

Section 10.01      Responsibility for Preparation and Filing of
                     Returns and Amendments.                                  29

Section 10.02      Cooperation.                                               30

Section 10.03      Transfer Taxes.                                            30

                                   ARTICLE XI

                               General Provisions

Section 11.01      Survival of Representations and Warranties.                30

Section 11.02      Notices.                                                   30

Section 11.03      Definitions.                                               32

Section 11.04      Interpretation.                                            34

Section 11.05      Severability.                                              35

Section 11.06      Counterparts.                                              35

Section 11.07      Entire Agreement; No Third-Party Beneficiaries.            35

Section 11.08      Assignment.                                                35

Section 11.09      Governing Law.                                             35

Section 11.10      Enforcement.                                               35